Exhibit 4.3

AMENDMENT TO
PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of August 21, 2025, by and between Functional Brands Inc., a Delaware Corporation (the “Company”), and Joseph Gunnar & Co., LLC, a Delaware limited liability company (the “Holder”).

WHEREAS, the Holder is the holder of Placement Agent Common Stock Purchase Warrants, issued by the Company on July 22, 2025 (the “Original Warrants”), to purchase common stock of the Company, par value $0.00001 per share (the “Common Stock”);

WHEREAS, pursuant to Section 6(l) of the Original Warrant, the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to the Introductory Paragraph. The Introductory Paragraph of the Original Warrant is hereby amended and restated in its entirety as follows:

“Warrant Shares: 80,000	Issue Date: July 22, 2025

THIS PLACEMENT AGENT COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Joseph Gunnar & Co., LLC, or its registered assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after January 22, 2026 (the “Initial Exercise Date”) until 5:00 p.m. (New York City time) on the date that is five years following the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from FUNCTIONAL BRANDS INC., a Delaware corporation (the “Company”), up to 80,000 shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant is issued pursuant to that certain Placement Agent Agreement, by and between the Company and the Holder, dated as of July 22, 2025, as amended on August 21, 2025 (the “Placement Agent Agreement”).”

2. Amendment to “Exercise Price”. Section 2(b) of the Original Warrant is hereby amended and restated in its entirety with the following:

“b) Exercise Price. The aggregate exercise price of this Warrant shall be $8.00 subject to adjustment hereunder (the “Exercise Price”).”

3. No Further Amendment. Except as amended by this Amendment, the Original Warrant remains unaltered and shall remain in full force and effect.

4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of July 22, 2025, between the Company and the Holder.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed and delivered by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

FUNCTIONAL BRANDS INC.

By:	/s/ Eric Gripentrog
Name:	Eric Gripentrog
Title:	Chief Executive Officer

HOLDER

JOSEPH GUNNAR & CO., LLC

By:	/s/ Stephan A. Stein
Name:	Stephan A. Stein
Title:	President and Chief Operating Officer